Exhibit 99.6

CONSENT OF CREDIT SUISSE FIRST BOSTON LLC

July 3, 2003

Board of Directors

Handspring, Inc.

189 Bernardo Avenue

Mountain View, CA 94043

Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated as of June 4, 2003, to the Board of Directors of Handspring, Inc. (“Handspring”) as Annex D to the Joint Proxy Statement/Prospectus included in this Registration Statement on Form S-4 of Palm, Inc. (the “Registration Statement”) relating to the proposed transaction involving Handspring and Palm, Inc. and (ii) references made to our firm and such opinion in the Joint Proxy Statement/Prospectus included in this Registration Statement under the captions entitled “SUMMARY—Recommendation of the Handspring Board of Directors”; “SUMMARY—Opinion of Handspring Financial Advisor Regarding the Handspring Merger”; “THE TRANSACTION—Background of the Transaction”; “THE TRANSACTION—Consideration of the Handspring Merger by, and Recommendation of, the Handspring Board of Directors”; and “THE TRANSACTION—Opinion of Handspring’s Financial Advisor”. In giving this consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ CREDIT SUISSE FIRST BOSTON LLC

Credit Suisse First Boston LLC